EXHIBIT 99.1


                             GRANT PARK FUTURES FUND


                   GRANT PARK WEEKLY PERFORMANCE STATISTICS *
                                     8/19/05

                        WEEKLY ROR               MTD ROR            YTD ROR
CLASS A UNITS              -2.82%                 -2.12%             -6.59%
CLASS B UNITS              -2.84%                 -2.16%             -7.15%

* Subject to independent verification

              WEEKLY COMMENTARY FOR THE WEEK ENDED AUGUST 19, 2005

The Grant Park Futures Fund sustained losses over the past week. Setbacks occurred in a majority of sectors, with the energies, metals, stock indices and currencies experiencing the bulk of losses. Small gains came from positions in the fixed income sector.

Long positions in the energy sector were dealt losses as prices for crude oil and related products were lower for the week. October crude oil ended the week at $65.79 per barrel, $1.58 lower than the previous week's close. The sell-off started in earnest on Wednesday when the market plunged nearly four percent after it was announced that the U.S. producer price index for July rose by a better-than-expected 1%. Analysts suggested that investors sold crude as they became concerned that higher energy prices are fanning the flames of inflation and driving costs upward. The weakness in the crude market seeped into other energy markets, resulting in losses to long positions. Heating oil fell 8 cents to $1.8561 per gallon while natural gas closed 45.2 cents lower at $9.156 per Btu. Unleaded gasoline was 7.66 cents lower, settling at $1.813 per gallon.

The jump in producer prices along with better-than-expected manufacturing data from the Philadelphia Federal Reserve sent the U.S. dollar higher and lead to losses from positions in the foreign currency markets. Long positions in the Canadian dollar sustained the largest setbacks as prices settled the week a little more than one cent weaker against the U.S. dollar. The greenback garnered additional strength late in the week after the "Philly Fed" survey (a diffusion index of manufacturing conditions within the Philadelphia Reserve district) came in at 17.5 for August versus 9.6 for July. The release marked a four-month high for the data. Economists had expected the number to be a little more than 13. Longs in the South African rand and Mexican peso also lost ground after those currencies closed weaker against the dollar.

Long positions in the metals sector lost ground for the week, mainly due to setbacks in precious metals. The December gold contract on COMEX closed at $442.20 per ounce, down $9.20 for the week. Analysts attributed the weakness in gold to a falling euro. The contract made an eight-month high the previous week but tumbled as the higher dollar/lower euro made the dollar denominated precious metal too expensive to overseas investors. The stronger dollar also had a negative effect on base metals prices. Longs in the aluminum, tin and nickel markets on the London Metals Exchange lost ground as those contracts closed lower for the week.

              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                        IS NOT SUITABLE FOR ALL INVESTORS
           THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                           OFFERING BY PROSPECTUS ONLY


[LOGO]                                          555 West Jackson Blvd, Suite 600
Dearborn Capital Management, LLC                              Chicago, IL  60661
                                                 (312) 756-4450 o (800) 217-7955
                                                            o FAX (312) 756-4452
                                             Performance Hotline: (866) 516-1574
                                                website: www.dearborncapital.com
                                               e-mail: funds@dearborncapital.com

Longs in the stock indices posted losses for the week. Positions in the Hong Kong Hang Seng index were the hardest hit as the weakness in crude oil prices translated into a sell-off in energy stocks. Analysts said that a sell-off in retail stocks in the U.S. as well as the news of higher producer prices led to weaker prices for retailers overseas, as investors worried that the high cost of fuel might translate into a slump at the cash register. Domestic positions also lost ground as the NASDAQ-100 settled 13 points lower while the S&P Composite Index closed down 7.20 points.

Lastly, long positions in the fixed income sector netted gains. Prices for European financial instruments ended the week higher amid ongoing speculation that the European Central Bank might have to lower short term interest rates in order to spark a lagging economy. Longs in the German bund and German BOBL reported profits.






























              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                        IS NOT SUITABLE FOR ALL INVESTORS
           THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                           OFFERING BY PROSPECTUS ONLY


[LOGO]                                          555 West Jackson Blvd, Suite 600
Dearborn Capital Management, LLC                              Chicago, IL  60661
                                                 (312) 756-4450 o (800) 217-7955
                                                            o FAX (312) 756-4452
                                             Performance Hotline: (866) 516-1574
                                                website: www.dearborncapital.com
                                               e-mail: funds@dearborncapital.com